EXHIBIT 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Buys Alder Branch at Fallsgrove
Luxury Apartment Acquisition Expands Metropolitan Washington D.C. Holdings
ATLANTA, July 11, 2006 — Post Properties, Inc. (NYSE: PPS) today announced the acquisition of Alder Branch at Fallsgrove, a 361-unit luxury apartment community in Rockville, MD near Washington, D.C.
The new community will be Post’s first in the Rockville/Potomac submarket. Located at 102 Fallsgrove Boulevard, the community will be renamed Post Fallsgrove, and is a part of the Fallsgrove Planned Unit Development (PUD) that includes 1,535 residential units, 850,000 square feet of office space, 150,000 square feet of high-end retail, and a 110-room Hilton Garden Inn. Fallsgrove is approximately 20 miles from Washington, D.C.
Construction of the community was completed in 2003. Post Fallsgrove includes one- and two-bedroom units ranging in size from approximately 670 square feet to 1,330 square feet, with an average square footage of approximately 980 square feet.
Post, through a Section 1031 exchange intermediary, acquired the community in a directly negotiated transaction for a purchase price of approximately $85 million, including estimated transaction costs and expenses and the assumption of approximately $41 million of mortgage indebtedness which carries an interest rate of 6.105% and matures in November 2011. Post also agreed to pay additional consideration based on a share of the appreciation in the value of the property, if any, over approximately the next four years. Such contingent consideration may not exceed approximately $6.6 million; for the maximum contingent consideration to be paid, the value of the property would have to appreciate by approximately $26 million over such period.
As part of its strategic plan, Post is selectively pursuing acquisitions as a way to reinvest capital from asset sales and build critical mass in key markets. In 2004, the company acquired Post Tysons Corner™ in suburban Washington, D.C. in a directly negotiated transaction with the same seller.
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Post Properties — Page 2
“Our strategy is to buy well-positioned, high-quality apartment communities in growing submarkets, and Post Fallsgrove fits nicely with that strategy,” said David P. Stockert, CEO and president of Post. “The Washington, D.C. area is an important market for Post as we balance our portfolio and grow the Post brand in our strongest markets.”
The community’s location in Rockville — near I-270 — is expected to be a strong selling point with residents. Fallsgrove Village Center is within walking distance, offering numerous convenient retail establishments and restaurants.
For its residents, Post Fallsgrove offers top-quality amenities, including a swimming pool, club room and well appointed fitness center. It also features a media center with “CineBar,” as well as an executive business center with private workstations.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,418 apartment homes in 62 communities, including 545 apartment units in two communities held in unconsolidated entities and 512 apartment units in two communities currently under construction. The Company is also developing 230 for-sale condominium homes and is converting 597 apartment units in four communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
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